Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

July 28, 2006

American Community Bancshares, Inc. Declares 3rd Quarter Dividend of $0.05 per Share

Charlotte, North Carolina, –American Community Bancshares, Inc. (NASDAQ Stock Market: ACBA) is pleased to announce the Board of Directors has declared a quarterly cash dividend for the third quarter 2006 of $0.05 per share, which is the seventh consecutive quarterly dividend approved. The dividend will be payable on September 1st, 2006 to shareholders of record on August 24th, 2006. Randy P. Helton, CEO stated: “We continue to be pleased with the results of operations and are glad to be able to reward our shareholders, as we continue to grow our franchise.”

American Community Bancshares, headquartered in Charlotte, NC is the holding company for American Community Bank. American Community Bank is a full service community bank, headquartered in Monroe, NC with nine North Carolina offices located in the fast growing Union and Mecklenburg counties and four South Carolina offices located in York and Cherokee counties. The Bank provides a wide assortment of traditional banking and financial services offered with a high level of personal attention. American Community Bancshares website is www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ Capital Market under the symbol “ACBA”. For more information contact- Stephanie Helms, Shareholder Relations or Dan Ellis, CFO at (704) 225- 8444.